FIDELITY BANKSHARES, INC.

                              EMPLOYMENT AGREEMENT
                                       FOR
                                VINCE A. ELHILOW

     This Agreement (this "Agreement") is made effective as of the ___ day of December, 2005 by and between Fidelity Bankshares, Inc. (the "Company"), a Delaware corporation, with its principal administrative office at 205 Datura Street, West Palm Beach, Florida 33401, and Vince A. Elhilow ("Executive").

     WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company and of Fidelity Federal Bank & Trust (the "Bank"), and the Company is the sole stockholder of the Bank; and

     WHEREAS, the Company and Executive are parties to an employment agreement dated January 1, 2004; and

     WHEREAS, the Bank and Executive have entered into an updated employment agreement dated December __, 2005 (the "Bank Employment Agreement") governing the terms and conditions of Executive's employment by the Bank; and

     WHEREAS, new Section 409A of the Internal Revenue Code ("Code"), which is initially effective in 2005, has deemed certain employment agreements to be deferred compensation, subject to its provisions; and

     WHEREAS, the Company and Executive desire at this time to update the employment agreement to, among other things, comply with Code Section 409A.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES

     During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company, respectively. During said period, Executive also agrees to serve as a director of the Bank and the Company and, if elected, as an officer and director of any subsidiary or affiliate of the Company. Failure to reelect Executive as President and Chief Executive Officer of the Company without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.   TERMS AND DUTIES

     (a) The period of Executive's employment under this Agreement shall begin as of the date first above written and shall continue for thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement ("Anniversary Date") and continuing on each Anniversary Date thereafter, this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal

("Non-Renewal Notice") is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, in which case his employment shall cease at the end of thirty-six (36) months following such Anniversary Date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Company ("Board") will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder, including activities and services related to the organization, operation and management of the Bank and the Company.

     (c) Notwithstanding anything herein to the contrary, Executive's employment with the Company may be terminated by the Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement. However, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Company, duties and responsibilities as President and Chief Executive Officer of the Bank.

3.   COMPENSATION AND REIMBURSEMENT

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2. The Company shall pay Executive as compensation a salary of not less than $465,000 per year ("Base Salary"). Such Base Salary shall be payable monthly, or in accordance with the normal payroll practices of the Bank. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31 of each year during the term of this Agreement and shall be effective from the first day of said month through the end of the calendar year. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company and/or the Bank.

     (b) The Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Company will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Section 3(b), Executive will be entitled to participate in or receive benefits under any employee benefit plans of the Bank or the Company including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, stock option and restricted stock plans, health-and-accident plans, medical coverage and any other employee benefit plan or arrangement made available by the Bank and/or the Company in the future to


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

its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company and/or the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (c) In addition to the benefits provided under paragraph (b) of this Section, Executive and his spouse shall be entitled to continuing health care coverage upon Executive's retirement or other termination of employment with the Company, other than termination for Cause, which coverage shall be fully paid by the Company and shall be substantially similar to the coverage provided for Executive and his spouse prior to Executive's termination of employment. Such health care coverage shall survive the termination of, or expiration of, this Agreement, and shall continue for the lifetime of each of Executive and his spouse, provided however, that upon each such person's eligibility for Medicare coverage, the Company shall provide health care coverage to such person at the highest level of coverage provided or made available by the American Association of Retired Persons (AARP) to its members residing in the locale where Executive resides, which coverage shall be supplemental to his or her Medicare coverage for his or her lifetime.

     (d) The Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.   OUTSIDE ACTIVITIES

     Executive may serve as a member of the board of directors of business, community and charitable organizations, subject to the approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Company, and the Company shall reimburse Executive his reasonable expenses associated therewith.

5.   WORKING FACILITIES AND EXPENSES

     Executive's principal place of employment shall be at the Company's principal executive offices. The Company shall provide Executive, at his principal place of employment, with a private office and other support services and facilities that are suitable to his position with the Company and necessary or appropriate in connection with the performance of his duties under this Agreement. The Company shall provide Executive with an automobile suitable to the position of President and Chief Executive Officer of the Company, and such automobile may be used by Executive in carrying out his duties under this Agreement as well as for his personal use. The Company shall reimburse Executive for the cost of maintenance, use and servicing of such automobile. The Company shall also reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, travel and reasonable entertainment expenses and fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Company. Reimbursement of such expenses shall be made upon presentation to the Company of an itemized account of the expenses in such form as the Company may reasonably require.


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

6.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION OR CHANGE IN CONTROL

     The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 9 and 17.

     (a) The provisions of this Section 6(a) shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

     (i) the termination by the Bank or the Company of Executive's full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 7 below, or (B) Termination for Cause as defined in Section 8 hereof; or

     (ii) Executive's resignation from the Company's employ, upon any

          (A) failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer of the Bank and/or the Company,

          (B) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in
                  Section 1 above,

          (C) relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement,

          (D) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

          (E)     breach of this Agreement by the Company.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or
(E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four (4) calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (E) above.

     (b) The provisions of this Section 6(b) and 6(d) shall apply upon the occurrence of a Change in Control during the term of this Agreement, including extensions hereof. In the event of a Change in Control of the Company or the Bank, Executive shall be entitled to the payments set forth in Section 6(d) hereof. For purposes of this Agreement, a Change in Control of the Company or the Bank shall mean (i) a change in ownership of the Company or the Bank under paragraph (1) below, or (ii) a change in effective control of the Company or the Bank under paragraph (2) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (3) below:

     (1) Change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B) or subsequent guidance), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

     (2) Change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B) or subsequent guidance), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or the Bank is another corporation.

     (3) Change in the ownership of a substantial portion of the Company's or the Bank's assets. A change in the ownership of a substantial portion of the Company or the Bank's assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B) or subsequent guidance), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or the Bank, or
(ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

     (4) For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulation Section 1.409A-3(g) or subsequent guidance.


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

     (c) Upon the occurrence of an Event of Termination, as defined in Section 6(a)(i) or (ii), on the Date of Termination, as defined in Section 9(b) or, if different, within the time frame set forth in any sub-paragraph below, the Company shall pay, provide or credit to Executive (or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be):

     (i) his earned but unpaid salary as of the date of termination of employment with the Company and the benefits to which he would be entitled as of the date of termination as a former employee under the Company's or the Bank's employee benefit plans and programs and compensation plans and programs;

     (ii) as severance pay or liquidated  damages, or both, a sum equal to three
(3) times the sum of (A) the highest annual rate of Base Salary and (B) the highest annual bonus awarded to Executive during the prior three years. Payment of the amount required hereunder shall be made no later than the first day of the seventh month following Executive's Separation from Service if Executive is a Specified Employee and such delay is required by Code Section 409A. For these purposes, the terms "Specified Employee" and "Separation from Service" shall have the meaning required by Code Section 409A. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment;

     (iii) at the Company's expense, continued medical, dental and life insurance coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination of employment. Such medical and dental coverage shall continue for the lifetime of each of Executive and his spouse as provided in Section 3(c) hereof, and such life insurance coverage shall cease thirty-six (36) months following the Event of Termination;

     (iv) any outstanding unvested stock options or shares of restricted stock of the Company that have been awarded to him, which shall become fully vested as of his termination of employment;

     (v) within sixty (60) days (or within such shorter period to the extent that information can be reasonably be obtained) following his termination of employment with the Company, a lump sum payment in an amount equal to the present value of the Company and/or the Bank's contributions that would have been made on Executive's behalf under the Bank's 401(k) Plan and employee stock ownership plan (and any other defined contribution plan maintained by the Bank or the Company) if he had continued working for the Company and the Bank for a thirty-six (36) month period following his termination earning the Base Salary that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that the annual Base Salary increases at the rate of six percent (6%) per year on each Anniversary Date over the remaining unexpired term of the Agreement) and making the maximum amount of employee contributions permitted, if any, under such plan or plans, where such present values are to be determined using a discount rate of six percent (6%);

     (vi) within sixty (60) days (or within such shorter period to the extent that information can reasonably be obtained) following his termination of employment with the Company and/or the Bank, a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits to which he would be entitled under the Supplemental Executive Retirement Plan (and any


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

other deferred compensation plan for management or highly compensated employees that are maintained by the Bank and/or the Company), if he had continued working for the Company and the Bank for the thirty-six (36) month period following his termination at the Base Salary and bonus that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that annual Base Salary and bonus each increase at the rate of six percent (6%) per year on each Anniversary Date for the remaining unexpired term of the Agreement) over (B) the present value of the benefits to which he is actually entitled under any such plan, as of the date of his termination with the Company and/or the Bank, where the present values are to be determined using a discount rate of six percent (6%) and the mortality tables prescribed under
Section 72 of the Code.

     (d) Upon the occurrence of a Change in Control, as defined in Section 6(b) the Company shall pay, provide or credit to Executive (or in the event of his death, to his Beneficiary):

     (i) as severance pay or liquidated  damages,  or both, a sum equal to three
(3) times the sum of (A) the highest annual rate of Base Salary and (B) the highest annual bonus awarded to Executive during the prior three years. Payment of the amount required hereunder shall be made in a lump sum on the effective date of the Change in Control;

     (ii) at the Company's expense, continued medical, dental and life insurance coverage substantially identical to the coverage maintained by the Bank and/or the Company for Executive prior to the Change in Control. Such medical and dental coverage shall continue for the lifetime of each of Executive and his spouse as provided in Section 3(c) hereof, and such life insurance shall cease thirty-six (36) months following the Executive's termination of employment;

     (iii) any outstanding unvested stock options or shares of restricted stock of the Company that have been awarded to him, which shall become fully vested as of the effective date of the Change in Control;

     (iv) at the time of or within sixty (60) days (or within such shorter period to the extent that information can be reasonably obtained) following the Change in Control, a lump sum payment in an amount equal to the present value of the Company's and/or the Bank's contributions that would have been made on Executive's behalf under the Bank's 401(k) Plan and employee stock ownership plan (and any other defined contribution plan maintained by the Bank and/or the Company) if he had continued working for the Bank and the Company for a thirty-six (36) month period following his termination, earning the Base Salary that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that the annual Base Salary increases at the rate of six percent (6%) per year on each Anniversary Date over the remaining unexpired term of the Agreement) and making the maximum amount of employee contributions permitted, if any, under such plan or plans, where such present values are to be determined using a discount rate of six percent (6%) per year;

     (v) at the time of or within sixty (60) days (or within such shorter period to the extent that information can reasonably be obtained) following the Change in Control, a lump sum payment in an amount equal to the excess, if any, of (A)


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

the present value of the benefits to which he would be entitled under the Fidelity Federal Savings Bank of Florida Supplemental Executive Retirement Plan (and any other deferred compensation plan for management or highly compensated employees that are maintained by the Bank and/or the Company) if he had continued working for the Bank and the Company for the thirty-six (36) month period following his termination at the Base Salary and bonus that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that annual Base Salary and bonus each increase at the rate of six percent (6%) per year on each Anniversary Date for the remaining unexpired term of the Agreement) over (B) the present value of the benefits to which he is actually entitled under any such plan, as of the date of his termination with the Company and/or the Bank, where the present values are to be determined using a discount rate of six percent (6%) and the mortality tables prescribed under Section 72 of the Code.

     (e) Notwithstanding the preceding paragraphs of this Section, in the event that:

     (i) the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Parachute Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto, and

     (ii) if such Parachute Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto, then the Parachute Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

     (f) Payments under Section 6(d) and 6(e) above shall be made irrespective of whether termination of employment has occurred. Notwithstanding anything herein to the contrary, Executive shall only be entitled to a payment under the first to occur of an Event of Termination under Section 6(c) or a Change in Control under Section 6(d). Payments under one of these alternatives shall preclude any payments under the other.

7.   TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

     For purposes of this Agreement, termination by the Company of Executive's employment based on "Retirement" shall mean termination in accordance with the Company's and/or the Bank's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company or the Bank and other plans to which Executive is a party.

     In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability ("Disability"), the Company may terminate this Agreement, provided that the Company shall continue to be obligated to pay Executive his Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Company and/or the Bank has


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

provided or may provide on behalf of its employees generally or its senior executives or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph.

     In the event of Executive's death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary as defined in Section 3(a) at the rate in effect at the time Executive's death for a period of one (1) year from the date of Executive's death.

8.   TERMINATION FOR CAUSE

     The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any material law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

9.   NOTICE

     (a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by Executive, in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Company shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.

10.  POST-PAYMENT OBLIGATIONS

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Company and/or the Bank as may reasonably be required by the Company and/or the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.  ADDITIONAL PAYMENTS RELATED TO A CHANGE IN CONTROL

     (a) In the event of a Change in Control of the Bank or the Company, Executive shall be entitled to receive an amount payable by the Company, in addition to any compensation or benefits paid by the Bank pursuant to the Bank Employment Agreement, which amount shall equal the difference, if any, between
(i) the  amount  that  would  be paid by the  Bank  under  the  Bank  Employment
Agreement  without  regard to any  reduction  that may be  required by reason of
Section 6(c) of the Bank Employment Agreement, and (ii) the amount that is actually paid by the Bank under the terms of the Bank Employment Agreement.

     (b) In addition, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of the Bank Employment Agreement, this Agreement and/or a Company or Bank sponsored employee benefit plan, the independent accountants of the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Code) exists. Such determination shall be made after taking any reductions permitted pursuant to
Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. For purposes of this determination, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income tax (including, but not limited to, the Alternative Minimum Tax under Code Sections 55-59, if applicable) and state and local income tax, if applicable, at the highest marginal rate of taxation in the state and locality of Executive's residence on the date such payment is payable, net of the maximum reduction in the federal income taxes which could be obtained from any available deduction of such state and local taxes. Any determination by the independent accountants shall be binding on the Company and Executive. Within five (5) days after such determination, the Company shall pay Executive, subject to applicable withholding requirements under applicable state or federal law an amount equal to:

     (i) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

     (ii) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under Clause (i) and on any payments under this Clause (ii). In computing such tax allowance, the payment to be made under Clause (i) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                    Tax Rate
                              GUP = ----------
                                   1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to Executive in the year in which the payment under Clause (i) is made.

     (c) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company's independent accountants shall determine the amount (the "Adjustment Amount") Executive must pay to the Company or the Company must pay to Executive in order to put Executive (or the Company, as the case may be) in the same position as Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive or Executive shall repay the Adjustment Amount to the Company, as the case may be. The purpose of this paragraph is to assure that (i) Executive is not reimbursed more for the golden parachute excise tax than is necessary to make him whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by him, additional reimbursement payments will be made to him to make him whole for the additional excise tax.

     (d) In each calendar year that Executive receives payments or benefits under the Bank Employment Agreement and/or this Agreement and/or a Company or Bank sponsored employee benefit plan, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above. The Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company in writing whenever Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract). Executive shall cooperate fully with the Company in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company.

12.  NON-COMPETITION

     (a) Upon any termination of Executive's employment hereunder, other than a termination (whether voluntary or involuntary) in connection with a Change in Control, as a result of which the Company and/or the Bank is paying Executive the benefits entitled to Executive under Section 6 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury would result to the Bank and/or the Company, its business and property in the event of Executive's breach of this Subsection 12(a), agree that in the event of any such breach by Executive, the Bank and/or the Company would be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, employers, employees and all persons acting for or with Executive. Nothing herein shall be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Company or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

13.  SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS

     (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.

     (b) Notwithstanding any provision here to the contrary, to the extent that payments and benefits as provided by this Agreement, are paid to or received by Executive under the Bank Employment Agreement, such payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

     (c) For financial statement purposes, ongoing payments pursuant to this Agreement and the Bank Employment Agreement (collectively, the "Agreements") shall be allocated by the Company and the Bank on a quarterly basis in proportion to the services rendered to the Company and the Bank, respectively. Termination payments made pursuant to the provisions of Section 6 of each of the Agreements shall be charged and paid in accordance with the terms of Section 6(c) of the Bank Employment Agreement and Section 11 of this Agreement.

14.  NO EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

     The termination of Executive's employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the vested rights of the Executive under the Company's or the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

15.  NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

16.  ENTIRE AGREEMENT; MODIFICATION AND WAIVER

     (a) This Agreement and the Bank Employment Agreement contain the entire agreement of the Executive, the Company and the Bank relating to the subject matter hereof, and supercede in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including, but not limited to, that certain employment agreement between the Bank and Executive dated January 7, 1994.

     (b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.  REGULATORY PROVISIONS

     Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1828(k),  and the regulations  promulgated  thereunder in 12 C.F.R. Part
359.

18.  SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

19.  HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Florida but only to the extent not superseded by federal law.

21.  ARBITRATION

     Except as otherwise expressly provided elsewhere in this Agreement, in the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association ("AAA") applicable to commercial arbitrations (the "Rules") except as modified by this Section. The Employee shall appoint one arbitrator, the Company shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party's arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the Florida Arbitration Code or any applicable successor legislation. Any hearings in the arbitration shall be held in the Palm Beach County, Florida unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.

22.  PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or has been resolved in Executive's favor.

23.  INDEMNIFICATION

     During the term of this Agreement and for a period of six (6) years thereafter, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director, officer or employee of the Company (whether or not he continues to be a director, officer or employee at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company).

24.  SUCCESSOR TO THE COMPANY

     The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

                     [Remainder of Page Intentionally Blank]

                                   SIGNATURES

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, effective as of the date first above written.


ATTEST:                               FIDELITY BANKSHARES, INC.



____________________                  By:
Secretary                                 -------------------------------------


WITNESS:                              EXECUTIVE:



____________________                  By:
                                          ------------------------------------
                                          Vince A. Elhilow
                                          President and Chief Executive Officer